Exhibit 2

SHARE EXCHANGE AGREEMENT

by and among

Hidden Splendor Resources, Inc.

a Nevada corporation

and

the shareholders of

Hidden Splendor Resources, Inc.,

on the one hand;

and

Reddi Brake Supply Corp.,

a Nevada corporation,

and

the Majority Shareholder of Reddi Brake Supply Corp.,

on the other hand

August 10, 2007

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, is effective as of August 10, 2007 (this “Agreement”), by and among the shareholders of Hidden Splendor Resources, Inc., a Nevada corporation (“HSR”), listed on Schedule I attached (each, an “HSR Shareholder,” collectively, the “HSR Shareholders”), on the one hand; and Reddi Brake Supply Corp., a publicly traded Nevada corporation (OTCBB:  RDDI.OB) (“RDDI”), and Michael Zwebner, a controlling shareholder of RBSC (“RDDI Shareholder”) on the other hand.

RECITALS

WHEREAS, the Board of Directors of RDDI has adopted resolutions approving RDDI’s acquisition of shares of HSR (the “Acquisition”) upon the terms and conditions hereinafter set forth in this Agreement;

AND WHEREAS, each HSR Shareholders own the number of shares of common stock of HSR, par value $.001 per share, set forth opposite such HSR Shareholder’s name in Column I on Schedule I attached hereto (“HSR Shares”);

AND WHEREAS, HSR Shareholders own, collectively, an amount of shares of common stock of HSR, constituting all of the issued and outstanding capital stock of HSR, and HSR Shareholders desire to sell their respective portion of HSR Shares pursuant to the terms and conditions of this Agreement;

AND WHEREAS, RDDI Shareholder holds an amount of shares of RDDI common stock, par value $.0001 per share, (“RDDI Shares”) which represents an overwhelming majority of the issued and outstanding capital stock of RDDI;

AND WHEREAS, RDDI Shareholder will enter into this Agreement for the purpose of making certain representations, warranties, covenants, indemnifications and agreements; and

AND WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE ACQUISITION

1.1

The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) HSR Shareholders will sell, convey, assign, transfer and deliver to RDDI one or more stock certificates representing all outstanding HSR Shares, and as consideration for the acquisition of HSR Shares, RDDI will issue to each HSR Shareholder, in exchange for such HSR Shareholder’s pro rata portion of HSR Shares, one or more stock certificates representing the number of shares of common stock set forth opposite such HSR Shareholder’s name in Column II on Schedule 1 attached hereto (collectively, the “RDDI Shares”).

1.2

Closing. The closing of the Acquisition (the “Closing”) shall take place on August 10, 2007.  Such date is referred to herein as the “Closing Date.”

1.3

Ownership.  The parties intend that at the Closing, holders of HSR common stock shall hold 90% of the outstanding RDDI common stock on a fully-diluted basis.  In furtherance of this intent, RDDI shall issue 52,945,200 shares to the shareholders of HRS.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF HSR

HSR hereby represents and warrants to RDDI as follows:

2.1

Organization. HSR has been duly incorporated, is validly existing as a corporation and is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on HSR’s financial condition, results of operations or business.

2.2

Capitalization. The authorized capital stock of HSR consists of 100,000,000 shares of common stock, with a par value of $0.001, of which immediately prior to the Closing, no more than 25,000,000 shares shall be issued and outstanding.  All of the issued and outstanding shares of capital stock of HSR, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

2.3

Certain Corporate Matters. HSR has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4

Authority Relative to this Agreement.  HSR has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by HSR and the consummation by HSR of the transactions contemplated hereby have been duly authorized by the Board of Directors of HSR and no other actions on the part of HSR are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HSR and constitutes a valid and binding agreement of HSR, enforceable against HSR in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.5

Books and Records. The books and records of HSR delivered to RDDI prior to the Closing fully and fairly reflect the transactions to which HSR is a party or by which they or their properties are bound.

2.6

Financial Statements.

(a)

Delivered prior to or simultaneous with the closing are the audited consolidated balance sheet of HSR as of December 31, 2005 and 2006 and the related statement of operations, shareholders’ equity and cash flows.

(b)

HSR’s Audited Financials (“HSR’s Financial Statements”) are (i) in accordance with the books and records of HSR, (ii) correct and complete, (iii) fairly present the financial position and results of operations of HSR and each Subsidiary as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP.

2.7

Intellectual Property.  HSR has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of HSR infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.8

Litigation. HSR is not subject to any judgment or order of any court or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against HSR. HSR is not a plaintiff in any material action, domestic or foreign, judicial or administrative. There are no unsatisfied judgments, orders, decrees or stipulations affecting HSR or to which HSR is a party.

2.9

Legal Compliance. To the best knowledge of HSR, after due investigation, no claim has been filed against HSR alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. HSR holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its respective businesses as presently conducted.

2.10

Disclosure. The representations and warranties and statements of fact made by HSR in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF HSR SHAREHOLDERS

HSR Shareholders hereby represent and warrant, jointly but not severally, to RDDI as follows:

3.1

Ownership of HSR Shares.  Each HSR Shareholder owns, beneficially and of record, good and marketable title to HSR Shares set forth opposite such HSR Shareholder’s name in Column I on Schedule I attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders’ agreements, with the exception of the claim noted in on Schedule I.  Each HSR Shareholder represents that such person has no right or claims whatsoever to any shares of HSR capital stock, other than shares, options and warrants listed across such HSR Shareholder on Schedule I and does not have any options, warrants or any other instruments entitling such HSR Shareholder to exercise to purchase or convert into shares of HSR capital stock.  At the Closing, HSR Shareholders will convey to RDDI good and marketable title to HSR Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2

Authority Relative to this Agreement.  This Agreement has been duly and validly executed and delivered by each HSR Shareholder (including through a valid power of attorney) and constitutes a valid and binding agreement of each HSR Shareholder, enforceable against each HSR Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3

Restricted Securities. Each HSR Shareholder acknowledges that RDDI Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, that RDDI Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations RDDI Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  In this regard, each HSR Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.4

Accredited Investor.  Each HSR Shareholder is an “Accredited Investor” as that term is defined in rule 501 of Regulation D promulgated under the Securities Act.  Each HSR Shareholder is able to bear the economic risk of acquiring RDDI Shares pursuant to the terms of this Agreement, including a complete loss of such HSR Shareholder’s investment in RDDI Shares.

3.5

Legend. Each HSR Shareholder acknowledges that the certificate(s) representing such HSR Shareholder’s pro rata portion of RDDI Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

RDDI AND RDDI SHAREHOLDER

RDDI and RDDI Shareholder hereby represent and warrant, jointly and severally, to HSR and HSR Shareholders as follows:

4.1

Organization. RDDI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

4.2

Capitalization.  RDDI’s authorized capital stock consists of 102,500,000 shares of capital stock, including 100,000,000 of which is designated as Common Stock, par value $0.0001, of which 5,882,800 shares are issued and outstanding, and 2,500,000 of which is designated as Preferred Stock, par value $0.0001, of which no shares are issued and outstanding.  When issued, RDDI Shares and the securities into which RDDI Shares can be converted into will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which RDDI is a party or which are binding upon RDDI providing for the issuance by RDDI or transfer by RDDI of additional shares of RDDI’s capital stock and RDDI has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of RDDI.  There are no voting trusts or any other agreements or understandings with respect to the voting of RDDI’s capital stock.  There are no obligations of RDDI to repurchase, redeem or otherwise require any shares of its capital stock as of the Closing.  There are no obligations of RDDI to register any shares of its outstanding common stock, or shares of common stock issuable upon exercise or conversion of any outstanding securities, either on demand, piggybacked on other registrations, or otherwise, other than  piggyback registration rights that have been granted to Majority Shareholder, its designees, and finders for twelve months on any “unregistered” and “restricted” shares held following the Closing.  There are at least 1,882,800 RDDI Shares outstanding at the date of closing that may be sold without registration in accordance with Section 5 of the Securities Act.

4.3

Certain Corporate Matters. RDDI has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. RDDI has delivered to HSR true, accurate and complete copies of its certificate or articles of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the shareholders and Board of Directors of RDDI are complete and correct in all material respects. The stock records of RDDI and the shareholder lists of RDDI that RDDI has previously furnished to HSR are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of RDDI’s capital stock and any other outstanding securities issued by RDDI.  RDDI is not in default under or in violation of any provision of its certificate or articles of incorporation or bylaws in any material respect.  RDDI is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4

Authority Relative to this Agreement.  Each of RDDI and RDDI Shareholder has the requisite power and authority to enter into this Agreement and carry out its or his obligations hereunder.  The execution, delivery and performance of this Agreement by RDDI and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of RDDI and no other actions on the part of RDDI are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by RDDI and RDDI Shareholder and constitutes a valid and binding obligation of RDDI and each RDDI Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

4.5

Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by RDDI of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by RDDI nor the consummation by RDDI of the transactions contemplated hereby, nor compliance by RDDI with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of RDDI, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which RDDI or any Subsidiary (as hereinafter defined)  is a party or by which they any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to RDDI or any Subsidiary, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to RDDI or any Subsidiary taken as a whole.

4.6

SEC Documents.  RDDI hereby makes reference to all documents it has filed with the United States Securities and Exchange Commission (the “SEC”), some of which are posted on the SEC’s website, www.sec.gov:  (collectively, the “SEC Documents”).  The SEC Documents constitute all of the documents and reports that RDDI was required to file with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations promulgated thereunder by the SEC since RDDI became a reporting company.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of RDDI included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act and/or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of RDDI as of the dates thereof and its consolidated statements of operations, shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on RDDI, its business, financial condition or results of operations).  Except as and to the extent set forth on the consolidated balance sheet of RDDI as disclosed in RDDI’s most recent SEC Document, including the notes thereto, RDDI has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).  Neither RDDI nor its officers or directors have received any correspondence from the SEC commenting on any SEC Document.

4.7

Financial Statements.

(a)  Included in the SEC Documents are the audited consolidated balance sheets of RDDI and the related statement of operations, shareholders’ equity and cash flows for the two years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Madsen & Associates, CPAs, Inc. (“Madsen”), independent auditors (collectively, “RDDI’s Audited Financials”).

(b) RDDI’s Audited Financials (“RDDI’s Financial Statements”) are (i) in accordance with the books and records of RDDI, (ii) correct and complete, (iii) fairly present the financial position and results of operations of RDDI and each Subsidiary as of the dates indicated, and (iv) prepared in accordance with U.S. GAAP (except that unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on RDDI or any Subsidiary, their respective businesses, financial conditions or results of operations.

4.8   Events Subsequent to Financial Statements. There has not been:

(a)

Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of RDDI or any Subsidiary;

(b)

Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of RDDI or any Subsidiary;

(c)

Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of RDDI or any Subsidiary or any redemption, purchase or other acquisition of any such shares;

(d)

Any subjection to any lien on any of the assets, tangible or intangible, of RDDI or any Subsidiary;

(e)

Any incurrence of indebtedness or liability or assumption of obligations by RDDI or any Subsidiary;

(f)

Any waiver or release by RDDI or any Subsidiary of any right of any material value;

(g)

Any compensation or benefits paid to officers or directors of RDDI or any Subsidiary;

(h)

Any change made or authorized in the Certificate of Incorporation or Bylaws of RDDI or any Subsidiary;

(i)

Any loan to or other transaction with any officer, director or shareholder of RDDI or any Subsidiary giving rise to any claim or right of RDDI or any Subsidiary against any such person or of such person against RDDI or any Subsidiary; or

(j)

Any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of RDDI or any Subsidiary.

4.9

Liabilities. Except as otherwise disclosed in RDDI’s Financial Statements, neither RDDI nor any Subsidiary has any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.  In addition, RDDI and RDDI Shareholder represent that upon Closing, neither RDDI nor any Subsidiary will have any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise, and RDDI is not a party to any executory agreement. RDDI has or at closing, will have, discontinued all of its business operations without any material adverse effect upon RDDI.

4.10

Tax Matters.

(a)

RDDI and each Subsidiary have duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to them with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)

RDDI and each Subsidiary have paid, or adequately reserved against in RDDI’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them;

(c)

To the best knowledge of RDDI, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of RDDI’s or any Subsidiary’s tax returns;

(d)

No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from RDDI or any Subsidiary; and

4.11

Real Property.  Neither RDDI nor any Subsidiary owns or leases any real property.

4.12

Books and Records. The books and records of RDDI and each Subsidiary delivered to HSR prior to the Closing fully and fairly reflect the transactions to which RDDI each Subsidiary is a party or by which they or their properties are bound.

4.13

Questionable Payments. Neither RDDI or any Subsidiary, nor any employee, agent or representative of RDDI or any Subsidiary has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from RDDI’s or any Subsidiary’s funds to governmental officials for improper purposes or made any illegal payments from RDDI’s or any Subsidiary’s funds to obtain or retain business.

4.14

“Blank Check” Company Status.  RDDI is not a “blank check company” as such term is defined by Rule 419 of the Securities Act.

4.15

Intellectual Property. Neither RDDI nor any Subsidiary owns or uses any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. RDDI and RDDI Shareholders have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of RDDI or any Subsidiary infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

4.16

Insurance. Neither RDDI nor any Subsidiary has any insurance policies in effect.

4.17

Contracts. Neither RDDI nor any Subsidiary has any contract, lease, arrangement or commitment (whether oral or written).

4.18

Litigation. Neither RDDI nor any Subsidiary is subject to any judgment or order of any court or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against RDDI or any Subsidiary. Neither RDDI nor any Subsidiary is a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of RDDI or any Subsidiary, and RDDI knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting RDDI or any Subsidiary or to which RDDI or any Subsidiary is a party.

4.19

Employees. Neither RDDI nor any Subsidiary has any employees. Neither RDDI nor any Subsidiary owes any compensation of any kind, deferred or otherwise, to any current or previous employees. Neither RDDI nor any Subsidiary has a written or oral employment agreement with any officer or director of RDDI or any Subsidiary. Neither RDDI nor any Subsidiary is a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by RDDI or any Subsidiary to any shareholder, officer, director or employee of RDDI or any Subsidiary, nor are there any loans or debts payable or owing by any of such persons to RDDI or any Subsidiary or any guarantees by RDDI or any Subsidiary of any loan or obligation of any nature to which any such person is a party.

4.20

Employee Benefit Plans. Neither RDDI nor any Subsidiary has any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by RDDI or any Subsidiary.

4.21

Legal Compliance. To the best knowledge of RDDI, after due investigation, no claim has been filed against RDDI or any Subsidiary alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. RDDI and each Subsidiary hold all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.  Without limiting the generality of the foregoing, no order suspending the effectiveness of any Registration Statement of RDDI has been issued by the Securities and Exchange Commission (the “SEC”) and, to RDDI’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC.  RDDI has not, and the past and present officers, directors and affiliates of RDDI have not, been the subject of, nor does any officer or director of RDDI have any reason to believe that RDDI or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative proceeding or investigation by any federal or state agency having regulatory authority over RDDI, including but not limited to any agency alleging a violation of securities laws including the SEC.

4.22

Subsidiaries and Investments.  RDDI does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization (any such organization is referred to as a “Subsidiary”).

4.23

Broker’s Fees. Neither RDDI, nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.24

Internal Accounting Controls.  RDDI maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. RDDI has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for RDDI and designed such disclosure controls and procedures to ensure that material information relating to RDDI is made known to the certifying officers by others within those entities, particularly during the period in which RDDI’s Form 10-KSB or 10-QSB, as the case may be, is being prepared.  RDDI’s certifying officers have evaluated the effectiveness of RDDI’s controls and procedures as of end of the filing period prior to the filing date of RDDI’s last Form 10-QSB (such date, the “Evaluation Date”).  RDDI presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in RDDI’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

4.25

Listing and Maintenance Requirements.  RDDI is currently quoted on the OTC Bulletin Board and RDDI has not, in the 12 months preceding the date hereof, received any notice from the OTC Bulletin Board or the NASD or any trading market on which RDDI’s common stock is or has been listed or quoted to the effect that RDDI is not in compliance with the quoting, listing or maintenance requirements of the OTCBB or such other trading market.  RDDI is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

4.26

Application of Takeover Protections.  RDDI and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under RDDI’s certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to HSR or HSR Shareholders as a result of the Acquisition or the exercise of any rights by HSR or HSR Shareholders pursuant to this Agreement.

4.27

No SEC or NASD Inquiries.  Neither RDDI nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

4.28

Disclosure. The representations and warranties and statements of fact made by RDDI in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

INDEMNIFICATION

5.1

RDDI Shareholder Indemnification.  RDDI Shareholder (“Indemnifying Party”) jointly and severally agree to hold harmless, defend and indemnify HSR, HSR Shareholders and each of the officers, agents and directors of HSR or HSR Shareholders against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each an “Indemnified Party”) to which it or they may become subject arising out of or based on (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by RDDI and/or RDDI Shareholders herein in this Agreement;  (ii) any and all liabilities existing prior to the Closing or arising out of or in connection with: (A) any of the assets of RDDI or any Subsidiary prior to the Closing; or (B) the operations of RDDI prior to the Closing; (iii) any and all liabilities in connection with any failure by RDDI to properly file reports with the SEC as required by applicable securities law (the “RDDI Shareholders Indemnification”).

5.2

Indemnification Procedures.  If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing.  Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party.  The Indemnifying Party will not be liable to any Indemnified Party under this Article 5 for any settlement by an Indemnified Party effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party’s indemnification pursuant to this Article 5.

ARTICLE 6

COVENANTS AND AGREEMENTS OF THE PARTIES

EFFECTIVE PRIOR TO CLOSING

6.1

Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of HSR and RDDI (and any Subsidiary) as each party may request.  In order that each party may have the full opportunity to do so, HSR and RDDI, HSR Shareholders and RDDI Shareholder shall furnish each party and its representatives during such period with all such information concerning the affairs of HSR or RDDI or any Subsidiary as each party or its representatives may reasonably request, including without limitation, customary schedules listing material contracts; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments.  HSR, RDDI and HSR Shareholders and RDDI Shareholder shall cause HSR or RDDI and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

6.2

Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.   RDDI’s current officers shall assist with the preparation of RDDI’s Form 10-KSB for the fiscal year ending June 30, 2007.

6.3

Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall  (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of HSR and HSR Shareholders on the one hand and RDDI and RDDI Shareholders on the other hand.  Without the prior written consent of HSR, HSR Shareholders, RDDI or RDDI Shareholders, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4

Litigation.    From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

6.5

Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

ARTICLE 7

CONDITIONS TO CLOSING

7.1

Conditions to Obligations of HSR and HSR Shareholders.  The obligations of HSR and HSR Shareholders under this Agreement shall be subject to each of the following conditions:

(a)

Closing Deliveries.  At the Closing, RDDI and/or RDDI Shareholders shall have delivered or caused to be delivered to HSR and HSR Shareholders the following:

(i)  resolutions duly adopted by the Board of Directors of RDDI authorizing and approving the Acquisition and the execution, delivery and performance of this Agreement;

(ii)  a certificate of good standing for RDDI and each Subsidiary from their respective jurisdictions of incorporation, dated not earlier than five days prior to the Closing Date;

(iii)  written resignations of all officers and directors of RDDI  and each Subsidiary in office immediately prior to the Closing, and board resolutions appointing the following individuals to the positions with RDDI and each Subsidiary listed opposite their names below:

Name

Position

Alexander H. Walker III

Director

Cecil Ann Walker

Board Chair, Director

Alexander H. Walker, Jr.

Director

Amanda Cardinalli

Director

(iv)  all corporate records, agreements, seals and any other information reasonably requested by HSR’s representatives with respect to RDDI;

(v)  stock certificates representing RDDI common stock to be delivered to the HSR shareholders; and,

(vi)  such other documents as HSR and/or HSR Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b)

Representations and Warranties to be True.    The representations and warranties of RDDI and RDDI Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  RDDI and RDDI Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c)

Assets and Liabilities.  At the Closing, neither RDDI nor any Subsidiary shall have any no assets or liabilities, contingent or otherwise, or any tax obligations or any material changes to its business or financial condition.  At the closing, a representative of RDDI other than an officer or director shall provide satisfactory evidence that payment of all liabilities has been made.

(d)

SEC Filings.  At the Closing, RDDI will be current in all SEC filings required by it to be filed.

(e)

Due Diligence.  HSR shall have delivered a written notice prior to or at Closing stating that it is fully satisfied with its due diligence of RDDI

(f)

Preferred Stock.  All shares of RDDI Preferred Stock have been cancelled.

7.2

Conditions to Obligations of RDDI and RDDI Shareholder. The obligations of RDDI and RDDI Shareholder under this Agreement shall be subject to each of the following conditions:

(a)

Closing Deliveries.    On the Closing Date, HSR and/or HSR Shareholders shall have delivered to RDDI the following:

(i) this Agreement duly executed by HSR and HSR Shareholders;

(ii)  stock certificates representing HSR Shares to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers; and,

(iii)  such other documents as RDDI may reasonably request in connection with the transactions contemplated hereby.

(b)

Representations and Warranties to be True.    The representations and warranties of HSR and HSR Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  HSR and HSR Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

ARTICLE 8

OTHER COVENANTS AND AGREEMENTS

8.1

Shareholder Written Consent.  If requested by HSR prior to closing, RDDI shall put forth, and have its board of directors recommend, a proposal to the shareholders to amend RDDI’s charter in order to change the corporation’s name to a name designated by HSR.

ARTICLE 9

GENERAL PROVISIONS

9.1

Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth below (or at such other address for a party as shall be specified by like notice):

If notice is to be given to HSR, any HSR Shareholder or RDDI (subsequent to Closing):

57 West 200 South, Suite 400

Salt Lake City, Utah 84101

If notice is to be given to RDDI (prior to Closing) or RDDI Shareholder:

1175 East 400 South, Suite 900

Salt Lake City, UT 84111

9.2

Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3

Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.4

Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5

Separate Counsel.  Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

9.6

Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada.

9.7

Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.  This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.8

Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

9.9

Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

9.10

Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11

Expenses.  At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

Hidden Splendor Resources, Inc. By: /s/ Cecil Ann Walker Name: Cecil Ann Walker Title: President	Reddi Brake Supply Corp. By: /s/ Micharl Zwebner Name: Michael Zwebner Title: President
Hidden Splendor Resources, Inc. Shareholder /s/ Alexander H. Walker, Jr. Alexander H. Walker, Jr.	Hidden Splendor Resources, Inc. Shareholder /s/ Cecil Ann Walker Cecil Ann Walker
Hidden Splendor Resources, Inc. Shareholder /s/ Amanda Cardinalli Amanda Cardinalli	Hidden Splendor Resources, Inc. Shareholder /s/ Timotha Ann Kent Timotha Ann Kent
Hidden Splendor Resources, Inc. Shareholder /s/ Alexander H. Walker III Alexander H. Walker III	Reddi Brake Supply Corp. Shareholder /s/ Michael Zwebner Michael Zwebner

Schedule I

Hidden Splendor Resources, Inc. Shareholders

	Column I	Column II

	HSR Shares	RDDI to be
	Owned Prior	delivered at
Name	to closing	closing

Alexander H. Walker, Jr. &	13,000,000	27,531,504
Cecil Ann Walker, JTWROS

Alexander H. Walker III	4,000,000	8,471,232

Amanda Cardinalli	4,000,000	8,471,232

Timotha Ann Kent	4,000,000	8,471,232